(e)(1)(i)

November 5, 2019

Andrew K. Schlueter

Vice President

Voya Investments Distributor, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Schlueter:

Pursuant to the Underwriting Agreement (the “Agreement”), dated November 18, 2014,  between Voya Funds Trust (“VFT”) and Voya Investments Distributor, LLC (the “Underwriter”), we hereby notify you of our intention to retain you as Underwriter to render underwriting services to Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund), (the “Fund”), a newly established series of VFT, effective on November 5, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Funds Trust

ACCEPTED AND AGREED TO:
Voya Investments Distributor, LLC

By:	/s/ Andrew K. Schlueter
Name:	Andrew K. Schlueter
Title:	Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA FUNDS TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund
Voya Floating Rate Fund
Voya GNMA Income Fund
Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund)
Voya High Yield Bond Fund
Voya Intermediate Bond Fund
Voya Short Term Bond Fund
Voya Strategic Income Opportunities Fund